One North Central Avenue ▪ Phoenix, AZ 85004

Financial Contacts: Kathleen L. Quirk (504) 582-4195	David P. Joint (504) 582-4203	Media Contact: William L. Collier (504) 582-1750

Freeport-McMoRan Copper & Gold Inc. Announces
Commencement of Public Offering of Common Stock and
Mandatory Convertible Preferred Stock

NEW ORLEANS, LA and PHOENIX, AZ, March 19, 2007 - Freeport-McMoRan Copper & Gold Inc. (NYSE: FCX) announced today that it has commenced a public offering of approximately 35 million shares of common stock. The underwriters have an option to purchase from the company up to an additional 5.25 million common shares to cover overallotments, if any.

FCX also announced today that it has concurrently commenced a public offering of 10 million shares of mandatory convertible preferred stock for $100.00 per share. The underwriters have an option to purchase from the company up to an additional 1.5 million mandatory convertible preferred shares to cover overallotments, if any.

FCX intends to use the net proceeds from these offerings to repay indebtedness incurred in connection with the acquisition of Phelps Dodge Corporation.

The joint book-running managers for these offerings are Merrill Lynch & Co. and JPMorgan.

The offerings will be made under the company’s existing shelf registration statement filed with the Securities and Exchange Commission. This announcement is neither an offer to sell nor a solicitation of an offer to buy any securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful. Any offers of the shares will be made exclusively by means of a prospectus and prospectus supplement.

Copies of the preliminary prospectus supplements and accompanying prospectus relating to these offerings may be obtained by contacting Merrill Lynch & Co., 4 World Financial Center, New York, New York, 10080 or JPMorgan, National Statement Processing, Prospectus Library, 4 Chase Metrotech Center, C S Level, Brooklyn, New York 11245.

FCX is an international mining industry leader based in North America with large, long-lived, geographically diverse assets and significant proven and probable reserves of copper, gold and molybdenum. FCX has one of the most dynamic portfolios of operating, expansion and growth projects in the copper mining industry. The Grasberg mine, the world’s largest copper and gold mine in terms of reserves, is the company’s key asset. FCX also operates significant mining operations in North and South America and is developing the world-class Tenke Fungurume project in the Democratic Republic of Congo.

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Cautionary Statement:  This press release contains forward-looking statements in which we discuss factors we believe may affect our performance in the future.  Forward-looking statements are all statements other than historical facts.  Accuracy of those statements depends on assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments.  FCX cautions readers that it assumes no obligation to update or publicly release any revisions to the forward-looking statements in this press release and, unless required by applicable law, does not intend to update or otherwise revise its forward-looking statements more frequently than quarterly, if at all.  Additionally, important factors that might cause future results to differ from current expectations include mine sequencing, production rates, industry risks, commodity prices, political risks, results of exploration and development efforts, weather-related risks, currency translation risks and other factors described in FCX's registration statement on Form S-4/A filed with the Securities and Exchange Commission on February 12, 2007.
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